EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to shares of common stock, par value $0.0001 per share of Keros Therapeutics, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of April 11, 2025.

ADAR1 CAPITAL MANAGEMENT, LLC

/s/ Daniel Schneeberger
Daniel Schneeberger
Manager

ADAR1 CAPITAL MANAGEMENT GP, LLC

/s/ Daniel Schneeberger
Daniel Schneeberger
Manager

/s/ Daniel Schneeberger
Daniel Schneeberger, in his individual capacity